Stephen J. Schoepfer, President & COO
JAG Media Holdings, Inc.
(609) 945-0405
steve@jagnotes.com

JAG Media Holdings, Inc. Announces a Further Update of the Status of Its
Acquisition of CardioGenics Inc.

Boca Raton, FL, July 24, 2009 - JAG Media Holdings, Inc. (OTCBB: JAGH) announced today a further update of the status of its acquisition of CardioGenics Inc. by its Ontario, Canada subsidiary, CardioGenics ExchangeCo. Inc. The closing date for the acquisition, currently scheduled for a date on or before July 24, 2009, has been rescheduled to a date on or before July 31, 2009 to allow the parties sufficient time to attend to the final closing matters. All parties continue to dedicate their full resources to execute the remaining closing matters and anticipate that this will be the final adjournment necessary prior to the closing.

The closing of the transaction remains subject to (a) CardioGenics closing on private placements of not less than $1,500,000; (b) the completion of the pro forma financial statements for the transaction based on CardioGenics’ and JAG Media’s relevant financial statements; (c) the CardioGenics shareholders and debenture holders making certain deliveries, prior to the closing, as set forth in the share purchase agreement; and (d) the satisfaction of various customary conditions to closing.

About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product.

About CardioGenics Inc.

CardioGenics develops technology and products targeting the immunoassay segment of the In-Vitro Diagnostic testing market. CardioGenics has developed the QL Care Analyzer, a proprietary Point Of Care immuno-analyzer, which will run a number of diagnostic tests under development by CardioGenics, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, CardioGenics has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. CardioGenics’ principal offices are located in Mississauga, Ontario, Canada.